Exhibit 99.1

Execution Version

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

March 29, 2015

Horizon Pharma, Inc.
c/o Horizon Pharma Public Limited Company
Connaught House, 1 Floor
1 Burlington Road, Dublin 4, Ireland
Attention:	Paul W. Hoelscher,
Executive Vice President and Chief Financial Officer

Project Hydra

Commitment Letter

Ladies and Gentlemen:

Horizon Pharma, Inc. (the “Borrower” or “you”) has advised Citigroup Global Markets Inc. (“Citi”) and Jefferies Finance LLC (“Jefferies”, and together with Citi and any Additional Lead Arrangers and Additional Agents appointed in accordance with the terms set forth herein (if any), the “Commitment Parties”, the “Agents”, “we” or “us”) that it intends to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Facility Term Sheet”)). This commitment letter, the Transaction Description, the Facility Term Sheet and the Summary of Additional Conditions attached as Exhibit C hereto are collectively referred to herein as the “Commitment Letter”.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the foregoing, each of Citi and Jefferies (collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide, on a several but not joint basis, 50% and 50%, respectively, of the entire principal (and, as applicable, commitment) amount of the Facility, upon the terms and subject only to the conditions set forth or referred to in Section 5 of this Commitment Letter and in Exhibit C.

2.	Titles and Roles.

You hereby appoint (i) Citi and Jefferies to act, and Citi and Jefferies hereby agree to act, as joint lead bookrunners and lead arrangers for the Facility (in such capacity, the “Lead Arranger”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Facility and (ii) Citi to act, and Citi agrees to act, as administrative agent and collateral agent for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

Except as set forth below, you further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Facility unless you and the Initial Lenders shall so agree; provided, that, at any time on or prior to the 10th business day following the date of this Commitment Letter, you may (in consultation with Citi and Jefferies) appoint up to four additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles in a manner and with economics determined by you in consultation with us (such additional joint lead arrangers, joint bookrunners, agents or co-agents, the “Additional Agents”); provided that (i) the aggregate economics payable to such Additional Agents in the aggregate for the Facility shall not exceed 20.0% of the total economics that would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (w) Citi and Jefferies shall each receive no less than 40.0% of the aggregate economics under the Facility, (x) the commitments assumed by such Additional Agent for the Facility will be in proportion to the economics allocated to such Additional Agent, (y) no Additional Agents (nor any affiliate thereof) shall receive greater economics in respect of the Facility than that received by Citi or Jefferies and (z) Citi will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the Facility) and Jefferies will have immediate “right” placement in any marketing materials for the Facility) and (ii) to the extent you appoint Additional Agents, the economics allocated to, and the commitment amounts of, the Initial Lenders will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliate), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letters.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facility (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facility to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) pursuant to a syndication to be managed exclusively by the Lead Arrangers; provided that we will not syndicate the Facility to (a) those persons identified by name in writing by you to the Lead Arrangers after the date hereof to the extent such person is or becomes a direct commercial competitor of Horizon Pharma Public Limited Company, an Irish public limited company (“Holdings”), the Target and their respective subsidiaries and affiliates (other than Bona Fide Debt Funds (as defined below)), which designations shall be in the form of a list provided to the Lead Arrangers and shall become effective two days after being provided but which designations shall not apply retroactively to disqualify the transfer of an interest in the Facility that was effective prior to the date of such notice or (b) those persons identified by you in writing to us prior to the date hereof (such persons, collectively, the “Disqualified Institutions”). For purposes of the foregoing, a “Bona Fide Debt Fund” means any debt fund affiliate of such entities mentioned in clauses (a) or (b) of the immediately preceding sentence that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investment of such competitor or affiliate). Subject to the foregoing rights, the Lead Arrangers will manage all aspects of the syndication of the Facility in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.

We intend to commence our syndication efforts with respect to the Facility promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree to actively assist us in completing a syndication that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your and, to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, upon reasonable prior notice and at times, places and frequency mutually agreed, (iii) assistance by you and, your using commercially reasonable efforts to cause the assistance by the Target), in the preparation of a customary Confidential Information Memorandum for the Facility and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at reasonable times, locations and frequency to be mutually agreed, and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Facility, public ratings (but no specific ratings) for the Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of Holdings from S&P and a public corporate family rating (but no specific rating) of Holdings from Moody’s. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.

You hereby acknowledge that (i) the Agents will make available Information Materials, and the documentation relating to the Facility referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to Holdings, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal or other applicable securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facility will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.

You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facility.

You hereby agree that, prior to the later of (x) the Closing Date and (y) the earlier of (A) Successful Syndication and (B) the 60th day following the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings or the Borrower, and you will use commercially reasonable efforts, subject to the Acquisition Agreement, to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Facility, any purchase money and capital lease financings, any debt securities offering underwritten by us or our affiliates and any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to impair materially the primary syndication of the Facility. The foregoing shall not constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.

4.	Information.

You represent (with respect to Information relating to the Acquired Business, to your knowledge) that (a) all written information that has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than estimates, forecasts, projections and other forward-looking financial information regarding the future performance of Holdings, the Target and their respective subsidiaries (collectively, the “Projections”), other forward-looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward-looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward-looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward-looking information are as to future events and are not to be viewed as facts or guarantees of performance, that such Projections and other forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond your control, that actual results during the period or periods covered by any such Projections or other forward-looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Facility (or, to the extent a Successful Syndication is attained prior to the Closing Date, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge as to Information and Projections and any forward-looking information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or, prior to the Acquisition, use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations will be (to your knowledge as to Information and Projections and any forward-looking information relating to the Acquired Business) correct in all material respects under those circumstances. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Facility on the Closing Date. You understand that, in arranging and syndicating the Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Conditions Precedent.

Each Initial Lender’s commitment hereunder to fund the Facility on the Closing Date, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction or waiver by each of the Initial Lenders of the following conditions: (a) since the date of the Acquisition Agreement, there has not been any Target Material Adverse Effect (as defined below) that shall be continuing as of the Expiration Date (as defined in the Acquisition Agreement) and (b) the applicable conditions set forth in Exhibit C attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facility shall occur).

For purposes hereof, “Target Material Adverse Effect” shall mean any change, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Acquired Business, taken as a whole; provided, however, that changes, occurrences or developments that are to the extent attributable to any of the following shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there is, or would reasonably likely to be, a Target Material Adverse Effect: (A) general political, economic or market conditions or general changes or developments in the industry in which the Acquired Business operates, except to the extent that the Acquired Business is adversely affected disproportionately relative to other participants in such industry, (B) any act of terrorism, war (whether declared or not), national or international calamity or any other similar event, except to the extent that the Acquired Business is adversely affected disproportionately relative to other participants in such industry, (C) the announcement or pendency of the Acquisition Transactions, including any reduction in billings or revenue or any negative impact on relationships with employees of the Acquired Business or disruption in (or loss of) customer, supplier, distributor, landlord, partner or similar relationships to the extent attributable to the announcement or performance of the Acquisition Transactions (other than for purposes of any representation or warranty contained in Section 3.3 of the Acquisition Agreement, but subject to disclosures in Section 3.3 of the Company Disclosure Letter (as defined in the Acquisition Agreement), (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof after the date hereof, except to the extent that the Acquired Business is adversely affected disproportionately relative to other participants in such industry, (E) changes in the price or trading volume of the Target’s stock, but not the underlying cause of such change, (F) any failure by the Target to meet public or internal revenue, earnings or other projections, but not the underlying cause of such failure (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Borrower, Merger Sub or any of their respective Affiliates (as defined in the Acquisition Agreement), (H) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, (I) any adverse effect arising directly from the taking of any action required by the Acquisition Agreement, expressly approved or permitted in writing by Borrower (with the written consent of the Lead Arrangers), or the failure to take any action prohibited by the Acquisition Agreement, or (J) any class action litigation with respect to alleged breach of fiduciary duties of the board of directors of the Target in connection with the Acquisition Transactions.

Notwithstanding anything set forth in this Commitment Letter, the Facility Term Sheet, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (x) such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or Merger Sub (as defined below) has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and Guarantors in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in this Section 5 and in Exhibit C attached hereto are satisfied (it being understood that to the extent any Collateral (as defined in and referred to in the Facility Term Sheet) (other than Collateral that may be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock certificates (other than with respect to any immaterial subsidiary or any subsidiary not organized or incorporated in the United States or any state thereof and with respect to the Acquired Business, to the extent such stock certificates of the Acquired Business are not received from the Target on or prior to the Closing Date) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date (subject to extensions to be agreed upon by the Administrative Agent in its sole discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors set forth (or referred to) in the Facility Term Sheet relating to legal existence of the Borrower and the Guarantors (other than the Target and its Subsidiaries); corporate power and authority relating to the entering into and performance of the Credit Documentation; the due authorization, execution, delivery and validity of the Credit Documentation; the enforceability of the Credit Documentation; the incurrence of the loans to be made under the Facility and the provision of the Guarantees (as defined in the Facility Term Sheet), in each case under the Facility, and the granting of the security interests in the Collateral to secure the Facility, not conflicting with or violating the Borrower’s or any Guarantor’s organizational document or the Indenture, dated as of March 13, 2015, for Holdings’ 2.50% Exchangeable Senior Notes due 2022 (the “Existing Notes”) or the Indenture, dated as of November 22, 2013, for Holdings’ 5.00% Convertible Senior Notes due 2018 (the “Existing Convertibles”); Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Holdings and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction) (solvency to be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 2 of Exhibit C); USA PATRIOT Act; OFAC; FCPA; and, subject to the parenthetical beginning “it being understood” appearing in the preceding sentence (and subject to customary permitted liens), the creation, validity and perfection of the security interests granted in the proposed Collateral of the Acquired Business. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6.	Fees.

As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Latham & Watkins LLP, and (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of the Lead Arrangers) of the Agents and their affiliates arising in connection with the Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Facility is made available or the Credit Documentation is executed.

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Facility (together with any Additional Agent, each, a “Co-Agent”), the Initial Lenders, each Lender that is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all losses, damages, liabilities or expenses arising out of any actions, suits, proceedings (including any investigations or inquiries) or claims (each, a “Proceeding”) asserted against or involving any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter (a “Covered Claim”) and, upon demand, to pay and reimburse each Agent, each Co-Agent, the Initial Lenders, each Co-Agent Lender and each other Indemnified Person for any reasonable and documented out-of-pocket legal expenses or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any Covered Claim (whether or not any Agent, any Co-Agent, the Initial Lenders, any Co-Agent Lender or any other such Indemnified Person is a party to any Proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that (i) with respect to legal expenses, your indemnity and reimbursement obligations shall be limited to the reasonable and documented fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and (ii) you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its affiliates, directors, officers, employees, representatives and agents (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnified Person or any of its affiliates, directors, officers, employees, representatives and agents (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you (it being understood that the failure by any Initial Lender to fund any portion of its commitment hereunder when the Funding Conditions have been satisfied and/or waiver or the assignment by any Initial Lender of any portion of its commitment to a Disqualified Institution, in each case, is a material breach) or (z) any disputes among the Indemnified Parties (other than disputes involving claims against any Lead Arranger or agent in their capacities as such, but not any other party to any such claim or dispute) and not arising from any act or omission by the Holdings or any of its affiliates. You have no obligation to reimburse any Indemnified Person for fees and expenses unless such Indemnified Person provides to you an undertaking in which such Indemnified Person agrees to refund and return any and all amounts paid by you to such indemnified person to the extent any of the foregoing items in clause (x) or (y) above occurs.

None of the Agent, any other Indemnified Person and, other than as agreed to in writing, Holdings or any of Holdings’ subsidiaries (or any of their respective affiliates, directors, officers, employees, representatives and agents) shall be responsible or liable to any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) that may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof, in each case, other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above. You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter by an Indemnified Person (whether or not any Agent or any other Indemnified Person is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability that you may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, you hereby consent to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Commitment Party reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. You acknowledge that (i) each Initial Lender may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Commitment Party, any information related to the Transaction, Holdings, and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby subject to the confidentiality provisions hereof and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates). You also acknowledge that each Commitment Party has no obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by us from other companies.

In addition, please note that Citi and Jefferies LLC, an affiliate of Jefferies, have been retained by Holdings as financial advisors (in such capacity, the “Buy-Side Financial Advisors”) to Holdings in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the financing transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither we nor any of our affiliates has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. We are serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. Borrower further acknowledges and agrees that any review by the Lead Arrangers of it, the Acquired Business, the Facility and other matters relating thereto in connection with the financing transactions contemplated by this Commitment Letter will be performed solely for the benefit of the Lead Arrangers and shall not be on behalf of Borrower or any other person.

You further acknowledge that each Commitment Party is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Commitment Party or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to potential equity investors and your and their officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business and potential equity investors in the Transactions and their respective affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, controlling persons and equity holders, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (subject to usual and customary redactions reasonably satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Facility Term Sheet and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for Holdings, the Borrower and the Facility, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facility or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arrangers, you may disclose this Commitment Letter and the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents (collectively, “Representatives”) who need to know such information in connection with the Transaction (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph), (g) to potential Lenders or participants (other than Disqualified Institutions), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring 24 months after the date hereof, whichever occurs earlier.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as separately agreed, (a) no Initial Lender nor any Additional Agent shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility (including its commitments in respect thereof) until after the initial funding of the Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitment (or, if applicable, any Additional Agent’s commitment) in respect of the Facility until the initial funding of the Facility on the Closing Date, and (c) unless you agree in writing, the Initial Lenders and, if applicable, each Additional

Agent shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the applicable Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facility on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of Holdings, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT EACH OF (A) THE INTERPRETATION OF THE DEFINITION OF TARGET MATERIAL ADVERSE EFFECT AND WHETHER THERE SHALL HAVE OCCURRED A TARGET MATERIAL ADVERSE EFFECT, (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, AND (C) THE DETERMINATION OF WHETHER REPRESENTATIONS MADE BY THE TARGET OR ANY OF ITS AFFILIATES ARE ACCURATE AND WHETHER AS A RESULT OF ANY BREACH OF ANY SUCH REPRESENTATIONS THE BORROWER OR MERGER SUB HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS OR HAS A RIGHT NOT TO CONSUMMATE THE ACQUISITION UNDER THE ACQUISITION AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED

ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facility and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate any Initial Lender’s (and any Additional Agents’) commitments with respect to the Facility hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to such Initial Lenders and, if applicable, the Additional Agents.

15.	PATRIOT Act Notification.

Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Borrower, Holdings and any other obligor under the Facility and any related Credit Documentation and other information that will allow such Lender to identify the Borrower, Holdings and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16.	Termination and Acceptance.

Each Agent’s commitments with respect to the Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 11:59 p.m. New York City time on September 30, 2015, unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of a valid termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination) prior to the closing thereof or (iii) the consummation of the Acquisition occurs without the use of the Facility. In addition, if the Borrower issues the Notes (as defined in the Fee Letter) or an offering of any other debt securities issued by Holdings (such debt securities, “Alternative Notes”), the Borrower or any subsidiaries has been consummated after the date hereof, the proceeds of which are to be used to finance a portion of the Acquisition, then on the date such Notes or other debt securities are issued (into escrow or otherwise), the commitments in respect of the Facility shall automatically be reduced on a dollar for dollar basis by the amount of the gross proceeds from the issuance of such Notes or Alternative Notes, which reduction in commitments shall reduce the commitments of each Initial Lender on a pro rata basis.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on April 3, 2015. The commitments of the Initial Lenders and, if applicable, the Additional Agents hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Matthew Burke
	Name:	Matthew Burke
	Title:	Managing Director

Signature Page to Commitment Letter

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first above written:

HORIZON PHARMA, INC.

By:	/s/ Paul W. Hoelscher
	Name:	Paul W. Hoelscher
	Title:	Executive Vice President, Chief Financial Officer

Signature Page to Commitment Letter

EXHIBIT A

Project Hydra

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

The Borrower intends to (i) acquire all of the outstanding equity of a company identified to us and code-named “Hydra” (“Target” and, together with its subsidiaries (if any), the “Acquired Business”) on the Closing Date (as defined below), by way of a tender offer (the “Offer”) by a newly-formed direct or indirect wholly-owned subsidiary of the Borrower (such subsidiary, “Merger Sub”) to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of Target and, following the acceptance for payment of such shares pursuant to the Offer, upon the terms and conditions of the Acquisition Agreement, the merger of Merger Sub with and into the Target (the “Merger”), with the Target as the surviving corporation of the Merger (the “Acquisition” and the Offer, the Merger and the other transactions contemplated by the Acquisition Agreement, the “Acquisition Transactions”) and (ii) refinance in full all indebtedness (other than contingent obligations not then due and that by their terms expressly survive the termination of the foregoing) outstanding under (x) that certain Credit Agreement, dated June 17, 2014, by and among Horizon Pharma, Inc., the lenders party thereto and Citibank N.A., as administrative agent and collateral agent, as amended (the “Existing Credit Agreement”), and (y) that certain Loan and Security Agreement between Target and Silicon Valley Bank dated July 18, 2014, as amended, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Target First Lien Credit Agreement”) (such refinancings, the “Refinancing”).

The sources of funds needed to effect the Acquisition, the Refinancing and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through a financing consisting of a senior secured term loan facility to be made available to the Borrower in an aggregate principal amount equal to $900 million (the “Facility”).

The date on which the Acquisition is consummated and the initial borrowings are made under the Facility (to the extent utilized) is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition and the arrangement, funding and subsequent syndication of the Facility are collectively referred to herein as the “Transaction”.

A-1

EXHIBIT B

Project Hydra

$900.0 million Term Facility

Summary of Principal Terms and Conditions1

Borrower:	Horizon Pharma, Inc., a Delaware company (the “Borrower”).

Additional Borrowers:	With regards to any Incremental Facilities and Refinancing Facilities (each as defined below), so long as there is no adverse tax impact (including the imposition of any withholding tax) on any Lender not providing such Incremental Facility or Refinancing Facility, as applicable, one or more Guarantors designated by Holdings as an “Additional Borrower”; provided that each Additional Borrower shall be organized under the laws of the United States (or any state thereof), Ireland or Luxembourg.

Holdings:	Horizon Pharma Public Limited Company, an Irish public limited company (“Holdings”)

Administrative Agent:	Citi will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (together with Citi, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Arrangers and Bookrunners:	Citi and Jefferies will act as lead arrangers and bookrunners for the Facility (as defined below), and will perform the duties customarily associated with such roles (the “Lead Arrangers”).

Term Facility:

1. Amount: “B” term loan facility in an aggregate principal amount of $900 million.

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

4. Maturity: The final maturity date of the Term Loan Facility shall be six (6) years from the Closing Date (the “Term Loan Maturity Date”).

5. Amortization: (i) Annual amortization (payable in 4 equal quarterly installments, commencing with the first full quarter ending after the Closing Date) of the Term Loans shall be required in an

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

amount equal to 1.0% of the initial aggregate principal amount of the Term Loans.

(ii) The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

6. Availability: Term Loans may only be incurred on the Closing Date. Once repaid, no amount of Term Loans may be reborrowed.

Uncommitted Incremental Facilities:	The Borrower and the Additional Borrowers will have the right to solicit existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (each of whom would constitute an Eligible Transferee, as described under the heading “Assignments and Participations” below) who will become Lenders in connection therewith (the “Additional Lenders”) to provide (x) one or more new tranches of revolving credit loans to be made available under the Credit Documentation (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Credit Documentation (hereinafter the “Incremental Term Facilities” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed (x) $120.0 million plus (y) if the First Lien Net Leverage Ratio (net up to $50.0 million of unrestricted cash and to be defined in a manner to be mutually agreed) and the Total Net Leverage Ratio (net up to $50.0 million of unrestricted cash and to be defined in a manner to be mutually agreed), in each case on a pro forma basis measured at the time of incurrence of such Incremental Facility and after giving effect thereto (or in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, measured at the time of the execution of the acquisition agreement related to such permitted acquisition), is less than or equal to 3.75 to 1.00 and 5.75 to 1.00, respectively (assuming, for purposes of such calculations that, (A) in the case of the First Lien Net Leverage Ratio calculation, all indebtedness incurred pursuant to any Incremental Facility is secured indebtedness (whether or not such indebtedness is in fact so secured) and (B) all commitments under any Incremental Revolving Credit Facility are fully drawn), an unlimited amount, on terms agreed by the Borrower and the Lender or Lenders providing the respective Incremental Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto; provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition, (ii) all of the representations and warranties contained in the Credit Documentation shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (ii) shall be subject only to Specified Representations, and (iii) any such Incremental Facility shall benefit from the same guarantees as, and be secured on an equal and ratable basis (or, in the case of Incremental Term Facilities only, a junior basis; provided that such junior ranking tranche of Incremental Loans shall be established as a separate tranche of Term Loans and shall be subject to the terms of a second lien intercreditor agreement reasonably satisfactory to the Administrative Agent) by the same Collateral (as defined below) securing, the Facility.

In the case of any Incremental Revolving Facility, (A) such Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reductions prior to, the Term Loan Maturity Date (as such date may be extended), (B) the amendment to the Credit Facility Documentation in respect of such Incremental Revolving Facility will contain certain provisions to govern the revolving nature of such Incremental Revolving Facility (including defaulting lender provisions) and the pro rata payment, borrowing and commitment reductions of such Incremental Revolving Facility, (C) such Incremental Revolving Facility shall be denominated in US Dollars or such other currency as agreed by the Administrative Agent and the Lenders participating in such Incremental Revolving Facility and (D) all other material terms (other than with respect to maturity, interest rate, amortization, mandatory prepayment or fees) shall be substantially identical to the Facility or otherwise reasonably acceptable to the Agent; provided that such Incremental Revolving Facility may have terms not substantially identical to the Facility which are applicable only after the Term Loan Maturity Date (as such date may be extended) are acceptable as shall be reasonably approved by the Administrative Agent).

In the case of loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan”), such Incremental Term Loans shall be subject to the same terms as the Term Loans (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), (1) in the case of Incremental Term Loans borrowed within the first 18 months of the Closing Date the “effective yield” on such Incremental Term Loans (which, for such purposes only, shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term

Loans and (B) four years) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) may exceed the then “effective yield” on Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the applicable Term Loans (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” on any Term Loans) lower than the “effective yield” on such Incremental Term Loans, (2) the final stated maturity date for such Incremental Term Loans may be identical to or later (but not earlier) than the final stated maturity date applicable to the Term Loans, (3) the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans, and (4) other terms may differ; provided that, such other different terms shall be reasonably acceptable to the Administrative Agent or the terms of such Incremental Term Loans are not, when taken as a whole, materially more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the then outstanding Term Loans.

Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the applicable Lenders at the time of any request to provide commitments pursuant to such Incremental Facility. The Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if the consent of such person would be required under the heading “Assignments and Participations” for an assignment of Loans or commitments, as applicable, to such Additional Lender. Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

Guaranties:	Subject to the Agreed Security Principles (as defined below), all obligations of (a) the Borrower and any Additional Borrowers under the Facility, (b) Holdings or any of its subsidiaries under certain interest rate and/or foreign currency swaps or similar agreements entered into with a Lender or an affiliate of such Lender, other than Excluded Swap Obligations (as defined below) (the “Secured Hedging Agreements”) and (c) the Borrower and the Guarantors (as defined below) arising in connection with certain treasury and cash management services, in each case provided by a Lender or an affiliate of such Lender its affiliates (“Banking Services Obligations”) will be fully and unconditionally guaranteed on a joint and several basis by (i) Holdings, and (ii) each direct or indirect wholly-owned subsidiary (whether owned on the Closing Date or formed or acquired thereafter) of Holdings, other than (u) any subsidiary that is prohibited by applicable law or existing contractual obligations from becoming a guarantor, (v) solely with respect to the obligations of any Borrower or Additional Borrower that is organized under the laws of the United States (or any state thereof) and that is treated as a United States person for U.S. federal income tax purposes, any subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended (a “CFC”), a subsidiary of a CFC or a Domestic CFC Holding Company (as defined below), (w) any foreign subsidiary for which the providing of a guarantee could reasonably be expected to result in a violation, or breach of, or conflict with, fiduciary duties of the directors, officers and managers of such subsidiary, (x) unrestricted subsidiaries, (y) Andromeda Biotech Ltd. and (z) other exceptions and limitations consistent with the Documentation Principals or otherwise to be mutually agreed (each such person, a “Guarantor” and, collectively, the “Guarantors” and together with the Borrower and any Additional Borrowers, the “Loan Parties”).

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor or the Borrower of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

Security:	Subject to the Agreed Security Principles, all amounts owing under the Facility, the Secured Hedging Agreements and the Banking Services Obligations (and all obligations under the Guaranties) (collectively, the “Secured Obligations”) will be secured by (x) a perfected security interest, subject only to liens permitted under the Credit Documentation, in all stock, other equity interests and promissory notes owned by the Holdings, Borrower and the Guarantors (which pledge, solely with respect to the obligations of any Borrower or Additional Borrower that is organized under the laws of the United States (or any state thereof) and that is treated as a United States person for U.S. federal income tax purposes, in the case of voting stock in any direct or indirect subsidiary of the Borrower that is a CFC or Domestic CFC Holding Company held by any Guarantor, shall not include more than 65% of the voting stock of such subsidiary) and (y) a perfected security interest in and mortgages on, in each case subject only to liens permitted under the Facility, all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”);

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships and joint ventures) to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law; (iii) any fee owned real property with a net book value of less than an amount to be agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered after the Closing Date within a time period to be agreed) and all leasehold interests in real property; (iv) intent to use trademark applications; (v) any equity interests in Andromeda Biotech Ltd., (vi) other assets that are excluded from the collateral under the Existing Credit Agreement consistent with the Documentation Principles, and (vii) those assets as to which the Administrative Agent and Borrower agree would result in material adverse tax consequences to the Borrower and its subsidiaries or that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

The term “Domestic CFC Holding Company” shall mean any entity organized under the laws of the United States (or any state thereof) that owns no material assets other than equity interests in one or more CFCs.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions. In addition, the obligations of any direct or indirect foreign subsidiaries of Holdings to provide guarantees, the guarantees provided by and security interests granted in the assets of any foreign Loan Parties and any security interests granted in the equity of any direct or indirect foreign subsidiaries of Holdings shall be subject to certain limitations and qualifications consistent with the Agreed Security Principles under and as defined the Existing Credit Agreement (such limitations and qualifications, the “Agreed Security Principles”).

Documentation:	The Credit Documentation will be consistent with the Existing Credit Agreement, as modified to (i) reflect the proposed Transactions and the terms and conditions set forth herein, in the annexes hereto and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter), (ii) take account of differences related to the operational and strategic requirements of the Borrower, the Acquired Business and their subsidiaries in light of their respective sizes, industries, businesses, business practices (after giving effect to the Transactions) and (iii) operational and administrative changes reasonably required by the Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Documentation Principles”). Notwithstanding the foregoing, the Credit Documentation will contain only those conditions to borrowing to fund the Transaction set forth in Section 5 of the Commitment Letter and in Exhibit C to the Commitment Letter (subject to the Funds Certain Provisions).

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty (except as otherwise provided under the heading “Call Protection” below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of Term Loans shall be required from (a) 100% of the cash proceeds (net of taxes directly attributable thereto, reasonable costs and expenses in connection therewith, repayments of debt secured by such asset or (in the case only of other debt secured by equal and ratable liens on the Collateral) otherwise subject to mandatory prepayment as a result thereof (and limited, in the case of such other debt, to its proportionate share of such prepayment) and the amount of reserves established (for a time period and with recapture provisions to be agreed) to fund contingent liabilities reasonably estimated to be payable and directly attributable thereto) from asset sales by Holdings and its restricted subsidiaries (including sales of equity interests of any subsidiary of Holdings, other than a sale of the equity interests in Andromeda Biotech Ltd.) in excess of an amount to be agreed but subject to certain ordinary course exceptions consistent with the Documentation Principles as well as a right of Holdings and its restricted subsidiaries to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, (b) 100% of the net cash proceeds from issuances or incurrences of debt (other than the other debt permitted under the Credit Documentation, it being agreed that the proceeds of debt permitted to be incurred solely to refinance the Term Loan Facility or any Incremental Term Facility will be subject to mandatory payment obligations to be included in the Credit Documentation) by Holdings and its restricted subsidiaries, (c) 50% (subject to step downs to be agreed so long as no default or event of default under the Facility is in existence) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed) of Holdings and its subsidiaries, commencing with the first full fiscal year of Holdings ending after the Closing Date and (d) 100% of the net cash proceeds from insurance recovery and condemnation events of Holdings and its restricted subsidiaries (subject to a right of Holdings and its restricted subsidiaries to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter).

Mandatory prepayments made pursuant to clauses (a), (c) and (d) above shall be subject to limitations to be agreed to the extent required to be made from cash at non-U.S. subsidiaries and to the extent the repatriation of which would result in material adverse tax consequences or would be prohibited or restricted by applicable law; provided that, in any event, (i) the Borrower shall use commercially reasonable efforts to eliminate such tax effect or to permit such repatriation in order to make such prepayments and (ii) solely in the case of any prepayments that are limited as a result of material adverse tax consequences, an amount equal to the portion of Excess Cash Flow that is not used for a mandatory prepayment as a result of such limitation, less the amount of additional taxes that would have been payable or reserved for if such amount had been repatriated, shall be applied to prepay the Term Loan Facility within 12 months from the date such prepayment was required.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will, subject to the provisions described under the heading “Waivable Prepayments” below and subject to application of permitted refinancing indebtedness proceeds to the debt being refinanced, be applied pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans being repaid first pro rata to payments due within two years of such repayment date and second pro rata based upon the then remaining amounts of such payments.

Waivable Prepayments:

Lenders holding Term Loans shall have the right to decline all or a portion of their pro rata share of any mandatory repayment of Term Loans as otherwise required above (excluding scheduled amortization payments and mandatory repayments of the type described in clause (b) of the first paragraph of the section above entitled “Mandatory Repayments and Commitment Reductions”) on terms to be established by the Administrative Agent, in which case the amounts so declined shall be re-offered ratably to all such non-declining Lenders and, to the extent not thereafter accepted by such non-declining Lenders, retained by Holdings and its subsidiaries.

Call Protection:	The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing

Event.

As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of all or any portion of the Term Loans into, any new or replacement bank indebtedness bearing interest with an “effective yield” (which, for such purposes only, shall (x) be deemed to take account of interest rate benchmark floors, recurring fees and all other upfront or similar fees (subject to following clause (y)) or original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement indebtedness and (B) four years) and (y) exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of Term Loans) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are reasonably determined by the Administrative Agent); provided that, in no event shall any prepayment or repayment of Term Loans in connection with a change of control constitute a Repricing Event and (ii) any amendment to the Credit Documentation that reduces the “effective yield” applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Interest Rates:

At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, in the case of the Term Loans only, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, in the case of the Term Loans only, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, 4.375%, and (B) maintained as LIBOR Loans, 5.375%; and (ii) in the case of any Incremental Loans incurred pursuant to an Incremental Facility (other than any Incremental Term Loans which are added to (and form part of) the Term Loan Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (i), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that the “Applicable Margin” for Term Loans shall be subject to adjustment as provided in clause (1) of the third paragraph of the section hereof entitled “Uncommitted Incremental Facilities”.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 2.00% per annum (as such percentage may be adjusted upward as contemplated by clauses (iv) or (v)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

“LIBOR Floor” shall mean 1.00% per annum (as such percentage may be adjusted upward as contemplated by clauses (iv) or (v)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Facility, 12 months or periods shorter than 1 month shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:

Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans. Such interest shall be payable on demand.

Yield Protection:	The Facility shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and the Foreign Account Tax Compliance Act, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued).

The Borrower shall have the right to replace any Lender that charges any amount with respect to contingencies described in the immediately preceding sentence.
Agent/Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.
Conditions Precedent:
A. To All Loans on the Closing Date:

The making of each loan on the Closing Date shall be conditioned solely upon:

Those conditions precedent in Section 5 of the Commitment Letter and on Exhibit C to the Commitment Letter, subject in each case to the Funds Certain Provisions.

B. To All Loans After the Closing Date:
The making of each loan after the Closing Date shall be conditioned solely upon:

(i)    Except as described under clause (ii) to the proviso to the first paragraph under the section above entitled “Uncommitted Incremental Facilities”, all representations and warranties of the Borrower and its subsidiaries set forth in the Credit Documentation shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such borrowing, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

(ii)   Except as described under clause (i) of the proviso to the section above entitled “Uncommitted Incremental Facilities”, no event of default under the Facilities or event that with the giving of notice or lapse of time or both would be an event of default under the Facilities, shall have occurred and be continuing, or would result from any borrowing of a Loan.

(iii) Receipt of a customary borrowing notice.
Representations and Warranties:

Representations and warranties (to be applicable to the Borrower and its restricted subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arranger: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material contracts (including, without limitation, the indentures with respect to the Existing Notes and the Existing Convertibles) or charter documents, (v) governmental approvals, (vi) financial statements, (vii) absence of a Material Adverse Effect (to be defined in a manner to be mutually agreed), (viii) solvency of the Holdings and its subsidiaries on a consolidated basis as of the Closing Date, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with law, including (without limitation) ERISA and environmental laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (xiv) ownership of property and ownership or rights to use intellectual property, (xv) equity interests and subsidiaries, (xvi) absence of undisclosed liabilities, (xvii) Acquisition documentation, (xviii) creation, validity, perfection and ranking of security interests under the security agreements, (xix) inapplicability of Investment Company Act, (xx) employment and labor relations, (xxi) certain regulatory matters, (xxii) PATRIOT Act, (xxiii) OFAC/sanctions, etc. and (xxiv) use of proceeds from the Facility in compliance with FCPA.

Covenants:

Affirmative and negative covenants (to be applicable to the Borrower and its restricted subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arranger:

(a) Affirmative Covenants - (i) Compliance with laws, regulations (including, without limitation, ERISA and environmental laws) and material contractual obligations; (ii) payment of material taxes and other material obligations; (iii) maintenance of adequate insurance; (iv) preservation of existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with GAAP; (vii) maintenance of properties; (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults, material litigation and certain other material events; (x) financial and other reporting requirements (including, without limitation, unaudited quarterly (for the first three fiscal quarters) and audited annual financial statements for the Holdings and its subsidiaries on a consolidated basis (which, for each quarterly statement, shall be certified to have been prepared in accordance with GAAP) and a budget prepared by management of Borrower and provided on an annual basis, in the case of the unaudited quarterly and audited annual financial statements with accompanying management discussion and analysis and, in the case of the audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit, but that may contain a “going concern” statement that is solely due to the impending maturity of the Facility scheduled to occur within one year); (xi) use of proceeds; (xii) use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of the Facility by each S&P and Moody’s (but not a specific rating, in any case), and (xiii) designation of subsidiaries as “unrestricted subsidiaries” or “restricted subsidiaries”.

(b) Negative Covenants – Limitations on: (i) indebtedness (including guarantees and indebtedness of non-wholly owned subsidiaries and other non-Guarantors) and preferred stock; (ii) liens; (iii) asset dispositions (other than the disposition of the equity interests in Andromeda Biotech Ltd. to Clal Biotechnology Industries, Ltd or its affiliates); (iv) restricted payments, investments, loans, advances, guarantees and acquisitions; (v) swap agreements; (vi) transactions with affiliates; (vii) restrictions affecting subsidiaries; (viii) amendments to subordinated indebtedness; (ix) sale and leaseback transactions; (x) offer to repurchase upon a change of control; (xi) merger, consolidation or sale of assets; (xii) amendment, modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries and certain material indebtedness) in any manner that is materially adverse to the interests of the Lenders; (xiii) issuance of certain “disqualified” equity interests; (xiv) changes in business; (xv) accounting changes; (xvi) changes to fiscal year; (xvii) further negative pledges; and (xviii) violations of anti-terrorism and anti-money laundering laws, in each case with customary qualifiers, exceptions and limitations to be mutually agreed and consistent with the Documentation Principles.

Financial Covenant:	None.
Unrestricted	The Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, and

Subsidiaries:

other conditions consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arrangers, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re- designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) any subsidiary previously designated as an unrestricted subsidiary may not thereafter be re-designated as an unrestricted subsidiary and (ii) no subsidiary may be designated as an unrestricted subsidiary, unless it is also an “unrestricted subsidiary” for purposes of any other material indebtedness of the Borrower or its subsidiaries issued or incurred after the Closing Date that contains a similar concept. The designation of any subsidiary as an “unrestricted” subsidiary shall constitute an investment for purposes of the investment covenant in the Credit Documentation, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Credit Documentation. Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Credit Documentation, and the cash held by, the results of operations, indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with financial tests contained in such Credit Documentation; provided that, the net income of any Unrestricted Subsidiary may be included in the calculation of Consolidated Net Income in any period to the extent of any cash dividends actually paid in such period by such unrestricted subsidiaries to the Borrower or any of its wholly-owned restricted subsidiaries.

Events of Default:	Events of Default (to be applicable to the Borrower and its restricted subsidiaries or significant subsidiaries, as appropriate) shall be consistent with the Documentation Principles, subject to customary thresholds and grace periods, and limited to the following, in each case, with exceptions and qualifications to be mutually agreed by the Borrower and Lead Arranger: (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed by the Borrower and Lead Arrangers; (ii) failure to perform or observe covenants set forth in Facility, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in a principal amount in excess of an amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings to be mutually agreed by the Borrower and Lead Arranger); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount in excess of an amount to be mutually agreed; (viii) customary

ERISA defaults; (ix) actual or asserted invalidity of Credit Documentation or impairment of security interests in the Collateral; and (x) Change of Control (to be defined in a manner to be mutually agreed; provided that, such definition shall be modified so that a Change of Control shall also occur if a certain Change of Control or other similar events occurs under any agreement or instrument governing or evidencing any other material indebtedness of Holdings or its restricted subsidiaries).

Assignments and Participations:

Neither the Borrower nor any Guarantor may assign their rights or obligations under the Facility. Any Lender may assign, and may sell participations in, its rights and obligations under the Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to limitations consistent with the Documentation Principles (including (i) a minimum assignment amount consistent with the Documentation Principles (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude, among others, Disqualified Institutions and the Borrower and its affiliates (except in connection with a Permitted Buy-Back (as defined below))), (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (v) the receipt of the consent of the applicable Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned); provided that, the applicable Borrower’s consent shall not be so required if (x) such assignment is to any Lender, its affiliates or an “approved fund” of a Lender or (y) an event of default exists under the Facility; provided, further, that such consent of the applicable Borrower shall be deemed to have been given if such Borrower has not responded within five business days of a written request for such consent. The Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or outstandings, as applicable.

The Credit Documentation shall also provide that Term Loans may be purchased by, and assigned to, the Borrower or any Additional Borrower, if applicable, on a non-pro rata basis through Dutch auctions open to all Lenders with Term Loans of the respective tranche on a pro rata basis in accordance with procedures to be mutually agreed by the Borrower and Lead Arranger; provided that (i) no default or event of default then exists under the Facility or would result therefrom, (ii) the Borrower or such Additional Borrower shall make a representation that it is not in possession of any material non-public information and (iii) any such

Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower or Additional Borrower (without any increase to Consolidated EBITDA as a result of any gains associated with cancellation of debt) (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest or fees owing to such Lender, and (iv) modifications to the pro rata sharing of collateral and payment by set-off provisions, (b) the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole, and (ii) modifications to the assignment provisions or the voting percentages and (c) the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under a particular class or tranche of Facility shall be required with respect to any amendment or waiver that would result in the Lenders under such class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche of Facility; provided that, if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower (or Additional Borrower, as applicable) shall have the right to substitute any non-consenting Lender by requiring such non-consenting Lender’s Loans and commitments to be assigned, without further action of such non-Consenting Lender, at par, to one or more other institutions, subject to the assignment provisions described above, subject to repayment in full of all obligations of the Borrower (or Additional Borrower) owed to such Lender relating to the Loans and participations held by such Lender together with the payment by the Borrower (or Additional Borrower) to each non- consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the date occurring six months after the Closing Date).

In addition, the Credit Documentation shall provide for the amendment (or amendment and restatement) of the Credit Documentation to provide for a new tranche of replacement term loans (such new tranche of replacement term loans, “Refinancing Facilities”) to replace all of the Term Loans of a given tranche under the Facility, subject to customary limitations (including as to tenor, weighted average life to maturity,

“effective yield” and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Administrative Agent, the Borrower (and, if applicable, any Additional Borrowers) and the Lenders providing such replacement term loans.

The Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower or an Additional Borrower, as applicable, may extend commitments and/or outstandings and make technical changes and amendments to accomplish same with only the consent of the respective consenting Lenders; provided that, such offers to extend such commitments and/or outstandings is made to all similarly situated Lenders and, provided, further, that, it is understood that no existing Lender will have any obligation to commit to any such extension.

Any provision of the Credit Documentation may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five business days’ prior written notice thereof and the Administrative Agent shall not have received, within five business days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Defaulting Lenders:	Customary for transactions of this type.
Indemnification; Expenses:

The Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Arrangers, the Lenders and their respective affiliates’ employees, directors, officers and agents (including, without limitation, customary LSTA withholding tax protection for U.S. taxes, all customary events gross up for non- U.S. taxes, and for all reasonable costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Facility), in each case (other than with respect to taxes) other than as a result of such person’s (or any of its related persons’) gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

The Documentation will require the Borrower and any Additional Borrowers to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and the Lenders associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Credit Documentation.

Notwithstanding the foregoing, the Loan Parties shall not be responsible for the fees and expenses of more than one primary counsel to the Agents and the Lenders (and up to one local counsel in each applicable jurisdiction), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

Governing Law and Forum; Submission to Exclusive Jurisdiction:

All Credit Documentation shall be governed by the internal laws of the State of New York. The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Arranger:	Latham & Watkins LLP.

EXHIBIT C

Project Hydra

Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the other Exhibits to the Commitment Letter.

The initial borrowing under the Facility shall be subject to the following additional conditions precedent:

1. As a condition to the closing of the Facility only, subject to the Funds Certain Provisions and the Documentation Principles set forth in the Commitment Letter, (x) the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit B) of the Credit Documentation, which shall be in accordance with the terms of the Commitment Letter and Exhibit B (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and (y) delivery to the Administrative Agent of (i) customary lien searches, borrowing notices (which for the avoidance of doubt shall not contain any representations or warranties or a “default” or “event of default” bring down), customary legal opinions, customary officer’s closing certificates (which for the avoidance of doubt shall not contain any representations or warranties or a “default” or “event of default” bring down), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) (as such terms are defined in Exhibit B) and (ii) a solvency certificate, dated as of the Closing Date and after giving effect to the Transaction, substantially in the form attached as Exhibit D, from a director or senior financial officer of Holdings. Subject to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (as such terms are defined in Exhibit B) and, if applicable, be in proper form for filing.

2. Substantially concurrently with the initial funding under the Facility, the Merger shall be consummated in accordance with the terms and conditions of the Agreement and Plan of Merger among the Borrower, Merger Sub and the Target dated as of March 29, 2015 (together with all exhibits, annexes, schedules and other disclosure letters thereto and after giving effect to any alteration, amendment, modification, supplement or waiver, the “Acquisition Agreement”) without giving effect to any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub, if such alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub is materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Acquisition Agreement that results in a reduction in the amount described in Section 2 of the Acquisition Agreement (the “Purchase Price”) not to exceed $100 million shall not be deemed to be materially adverse to the interests of the Lenders; provided that, any such reduction in the

Purchase Price shall be applied to reduce the Senior Secured Term Facility, or (b) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Acquisition Agreement that results in an increase in the Purchase Price shall be deemed not to be materially adverse to the interests of the Lenders; provided that, any such increases shall be funded solely by the issuance by Holdings of common equity or cash otherwise available to Holdings or any of its subsidiaries).

3. Substantially concurrently with the initial borrowing under the Facility, the Refinancing shall have been consummated, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter). After giving effect to the consummation of the Transaction, Holdings and its subsidiaries (including, without limitation, the Acquired Business) shall have no outstanding preferred equity or debt for borrowed money, except for debt for borrowed money incurred pursuant to (i) the Facility (and other debt permitted to be outstanding on the Closing Date under the Facility), (ii) the Existing Notes, (iii) the Existing Convertibles, (iv) debt of the Acquired Business permitted to be incurred or outstanding by the Acquisition Agreement and not subject to the Refinancing, (v) working capital facilities, capital leases and indebtedness incurred in the ordinary course, (vi) intercompany debt among Holdings and its subsidiaries, (vii) any Notes and Unsecured Loans (each as defined in the Fee Letter) and any Alternative Notes and (viii) debt otherwise permitted by the Agents.

4. The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of Holdings and its consolidated subsidiaries and of Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of Holdings and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, the most recent three fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets of each of Holdings and its consolidated subsidiaries and of Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of Holdings and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case, for each fiscal quarter ended after December 31, 2014 and ended at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge receipt of all audited financial statements referred to in clause (a) above for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014.

5. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial information pursuant to paragraph 5 above has been delivered, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6. (a) The Lead Arrangers shall have been afforded a period (the “Bank Marketing Period”) of at least fifteen (15) consecutive Business Days (as defined in the Acquisition Agreement), following receipt of the Required Bank Information (as defined below) to syndicate the Facility and (b) the Borrower shall deliver (or cause to be delivered) to the Lead Arrangers information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured term loan financings (collectively, the “Required Bank Information”) (it being understood and agreed that such information shall not include any information customarily provided by lead arrangers in the preparation of such a confidential information memorandum); provided that the Bank Marketing Period must end on or before August 21, 2015 or commence on or after September 8, 2015 (with July 3, 2015 not counting as Business Days). If you shall in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Required Bank Information and, within three Business Days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Required Bank Information you have not delivered).

8. To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereto) and the Lenders shall have been paid to the extent due.

9. The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by the Agents at least 10 business days prior to the Closing Date.

10. The Specified Representations shall be true and correct in all material respects, or, to the extent qualified by materiality or “Material Adverse Effect”, in all respects, as of the Closing Date (except in the case of any such representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date) and the Acquisition Agreement Target Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any such representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date) but, with respect to the Acquisition Agreement Target Representations, only to the extent that the Borrower or Merger Sub has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations, and otherwise only to the extent required by Funds Certain Provisions.

EXHIBIT D

HORIZON PHARMA PUBLIC LIMITED COMPANY

SOLVENCY CERTIFICATE

[            ], 2015

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [            ] of the Credit Agreement, dated as of [            ], 2015, among [            ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [            ], [director/authorized signatory] of Holdings, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of Holdings that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The fair value of the assets of Holdings and its subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of Holdings and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. Holdings and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is currently proposed to be conducted following the Closing Date.

4. Holdings and its subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [            ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of Holdings and its subsidiaries.

6. Each of Holdings and the Borrower is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, controlled management, reprieve from payment, general settlement with creditors, reorganization or similar proceedings affecting the rights of

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creditors generally and no application has been made or is to be made by its directors or, as far as he is aware, by any other person for the appointment of a receiver, trustee or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

HORIZON PHARMA PUBLIC LIMITED COMPANY

By:

Name:
Title:

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